
                                                                                                      EXHIBIT 12


                                             PERINI CORPORATION AND SUBSIDIARIES
                                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                           AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                            -------------------------------------------------------------------------------------

                              3 MONTHS ENDED
                                MARCH 31,                           YEAR ENDED DECEMBER 31,
In thousands except ratio          1994           1993          1992          1991          1990          1989
data                               ----           ----          ----          ----          ----          ----
Earnings:
  Income from continuing
    operations before income         1,299          8,126      (26,354)         4,438       (6,260)        22,552
  Add:
  (a) Fixed charges as
      calculated below .....         1,993          9,060        10,819        14,843        10,548         7,980
  (b) Amortiziation of
      previously capitalized
      interest .............           276          2,352           759           750           513         1,110
  (c) Distributions in
      excess of earnings of
      less-than-50%-owned
      affiliates, net ......      --               --            12,479        --             1,317        --
  (d) Minority interest in
      earnings of greater-
      than-50%-owned
      affiliates with fixed
      charges ..............      --               --             4,130         1,068        --             1,434
Deduct:
  (a) Interest capitalized
      during the period ....      --                  215           243         2,789         3,319         2,709
  (b) Undistributed earnings
      of less-than-50%-owned
      affiliates, net ......           122          5,884        --             3,144        --             1,045
  (c) Adjustment for
      minority share of
      losses in greater-
      than-50%-owned,
      unconsolidated
      affiliates ...........            32            166           156           585            80           199
                                     -----          -----         -----         -----         -----         -----
Earnings, as adjusted ......         3,414         13,273         1,434        14,581         2,719        29,123
                                     -----          -----         -----         -----         -----         -----
Fixed Charges:
  Interest on indebtedness,
expensed or capitalized ....         1,806          8,425        10,188        14,195         9,948         7,359
  Interest portion of rents            151            545           628           645           597           618
  Amortization of debt
discount and expense .......            36             90             3             3             3             3
                                     -----          -----         -----         -----         -----         -----
Fixed charges ..............         1,993          9,060        10,819        14,843        10,548         7,980
                                     -----          -----         -----         -----         -----         -----
Preferred Stock Dividend
Requirements:
  Dividends declared .......           531          2,125         2,125         2,125         2,125         2,125
  Divided by 1 minus tax
rate .......................           60%            60%           61%           61%           66%           63%
                                     -----          -----         -----         -----         -----         -----
Preferred dividends, pretax
equivalent .................           885          3,542         3,484         3,484         3,220         3,373
                                     -----          -----         -----         -----         -----         -----
Fixed Charges and Preferred
  Stock Dividend
  Requirements .............         2,878         12,602        14,303        18,327        13,768        11,353
                                     -----          -----         -----         -----         -----         -----
Ratio of Earnings to
  Combined Fixed Charges and
  Preferred Stock Dividend
  Requirements .............          1.19x          1.05x          .10x          .80x          .20x         2.57x
Fixed Charges and Preferred
  Dividend Requirements in
  Excess of Earnings before
  Fixed Charges ............      --               --            12,869         3,746        11,049        --

                                             PERINI CORPORATION AND SUBSIDIARIES
                                  COMPUTATION OF RATIO OF ADJUSTED EBIT TO INTEREST AND
                                           PREFERRED STOCK DIVIDEND REQUIREMENTS

                                ---------------------------------------------------------------------------------

                                  3 MONTHS ENDED
                                    MARCH 31,                         YEAR ENDED DECEMBER 31,
                                       1994          1993          1992         1991         1990         1989
In thousands except ratio data         ----          ----          ----         ----         ----         ----
EBIT:
  Income before income taxes ...         1,299         8,126       (26,354)       4,438       (6,260)      22,552
  Add -- Interest expense ......         1,247         5,655         7,651        9,022        6,238        3,987
      -- Adjustment for
         provision to reduce
         carrying value of
         certain real estate to
         net realizable value ..        --            --            31,400        2,800       --           --
                                          ----         -----         -----        -----         ----        -----
Adjusted EBIT ..................         2,546        13,781        12,697       16,260          (22)      26,539
                                          ----         -----         -----        -----         ----        -----
Interest:
  Add -- Interest expense ......         1,247         5,655         7,651        9,022        6,238        3,987
      -- Capitalized interest ..        --               215           243        2,180        3,305        2,709
                                          ----         -----         -----        -----         ----        -----
Interest .......................         1,247         5,870         7,894       11,202        9,543        6,696
                                          ----         -----         -----        -----         ----        -----
Preferred Stock Dividend Requirements:
  Dividends declared ...........           531         2,125         2,125        2,125        2,125        2,125
  Divided by 1 minus tax rate ..           60%           60%           61%          61%          66%          63%
                                          ----         -----         -----        -----         ----        -----
Preferred stock, pretax
equivalent .....................           885         3,542         3,484        3,484        3,220        3,373
                                          ----         -----         -----        -----         ----        -----
Ratio of Adjusted EBIT to
  Interest and Preferred
  Dividend Requirement .........          1.19x         1.46x         1.12x        1.11x      --             2.64x
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